Exhibit 99.1

AMENDMENT TO AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

CELL THERAPEUTICS, INC.

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of Cell Therapeutics, Inc., a Washington corporation (hereinafter called the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is Cell Therapeutics, Inc.

SECOND: This amendment to the Amended and Restated Articles of Incorporation, as amended to date (the “Restated Articles”), was adopted by the Board of Directors of the Corporation on January 31, 2007. Since the Corporation has only one class of shares outstanding, approval of the shareholders of the Corporation is not required in accordance with the provisions of RCW Chapters 23B.10.020(4)(b).

THIRD: Section 1 of Article II of the Restated Articles is amended to read in its entirety as follows:

“ARTICLE II

Authorized Capital Stock

1. Classes. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue Two Hundred Ten Million (210,000,000); the total number of authorized shares of Common Stock shall be Two Hundred Million (200,000,000) and the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000).

Effective at the close of business, Pacific Time, on April 2, 2007, each four (4) outstanding shares of the Corporation’s Common Stock will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock. At the effective time, the total number of shares which the Corporation shall have the authority to issue shall be Sixty Million (60,000,000); the total number of authorized shares of Common Stock shall be Fifty Million (50,000,000) and the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000).”

FOURTH: These Articles of Amendment shall be effective at the close of business, Pacific Time, on April 2, 2007.

* * *

I certify that I am a duly appointed and incumbent officer of the above named Corporation and I am authorized to execute these Articles of Amendment on behalf of the Corporation.

EXECUTED this 1st day of February, 2007.

CELL THERAPEUTICS, INC.,
a Washington Corporation

By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
President and Chief Executive Officer